Exhibit 99.3

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
AUGUST 3, 2010

INVESTOR CONTACTS:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CASH TENDER OFFERS
AND CONSENT SOLICITATIONS FOR CERTAIN SERIES OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, AUGUST 3, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has commenced tender offers to purchase for cash any and all of its outstanding 7.00% Senior Notes due 2014, 6.625% Senior Notes due 2016 and 6.25% Senior Notes due 2018 (collectively, the "Notes").  In conjunction with each tender offer, Chesapeake is soliciting consents ("Consents") to the adoption of certain proposed amendments to each of the indentures governing the Notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions.

The Notes and material pricing terms for each tender offer are set forth in the table below.

CUSIP Nos.	Outstanding Principal Amount	Title of Security	Purchase Price(1)(2)	Consent Payment(1)(2)	Total Consideration(1)
165167BJ5	$300,000,000	7.00% Senior Notes due 2014	$1,001.50	$25.00	$1,026.50
165167BN6	$600,000,000	6.625% Senior Notes due 2016	$1,011.25	$25.00	$1,036.25
165167BQ9	$600,000,000	6.25% Senior Notes due 2018	$1,009.00	$25.00	$1,034.00

(1)
Per $1,000 principal amount of Notes and excluding Accrued Interest (as defined below), which will be paid in addition to the Total Consideration or Purchase Price, as applicable, up to the applicable payment date.

(2)	Included in Total Consideration.

Each tender offer will expire at 12:00 midnight, New York City time, on August 30, 2010, unless extended (such time and date, as the same may be extended with respect to a tender offer, the "Expiration Date").  Holders of Notes must validly tender (and not validly withdraw) their Notes and validly deliver (and not validly revoke) their corresponding Consents at or prior to 5:00 P.M., New York City time, on August 16, 2010, unless extended (such time and date, as the same may be extended with respect to a tender offer, the "Consent Time"), to be eligible to receive the applicable Total Consideration per $1,000 principal amount of Notes tendered, which includes a Consent Payment per $1,000 principal amount of Notes tendered, in each case set forth in the table above.  Holders who tender their Notes after the applicable Consent Time and on or prior to the applicable Expiration Date will be eligible to receive the applicable Purchase Price per $1,000 principal amount of Notes tendered set forth in the table above, but not the Consent Payment.  Tendered Notes may be withdrawn and Consents may be revoked at or prior to 5:00 P.M., New York City time, on August 16, 2010 (such time and date, as the same may be extended with respect to a tender offer, the "Withdrawal Deadline") but may not thereafter be withdrawn or revoked.  The Company may extend the Consent Time of a tender offer without extending the Withdrawal Deadline of such tender offer. A Holder cannot deliver a Consent without tendering its corresponding Notes or tender its Notes without delivering a corresponding Consent.

Upon the terms and conditions described in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent, payment for Notes accepted for purchase will be made (1) with respect to Notes validly tendered and not validly withdrawn at or prior to the applicable Consent Time, promptly after such acceptance for purchase (which is currently expected to be August 17, 2010, unless the applicable Consent Time is extended), and (2) with respect to Notes validly tendered after the Consent Time but at or before the applicable Expiration Date, promptly after such Expiration Date (which is currently expected to be August 31, 2010, unless the applicable tender offer is extended).

In addition to the Total Consideration or Purchase Price, as applicable, holders of Notes tendered and accepted for payment will receive accrued and unpaid interest on such Notes from the last interest payment date for the Notes up to, but not including, the applicable payment date ("Accrued Interest").

The consummation of each tender offer is conditioned upon the timely receipt of Consents at or prior to the Consent Time from holders of at least a majority of the outstanding aggregate principal amount of the Notes to which such tender offer relates.  In addition, Chesapeake’s obligation to purchase Notes pursuant to the tender offers is conditioned upon the receipt by Chesapeake of at least $1.6 billion in gross proceeds from a public offering of one or more series of new senior notes, the proceeds of which, along with cash on hand, will be used to fund the purchase of the Notes in the tender offers.  Each tender offer is also subject to the satisfaction or waiver of certain other conditions as set forth in the Offer to Purchase and Consent Solicitation Statement in respect of the tender offers.

Following the payment for Notes validly tendered pursuant to the terms of the tender offers, Chesapeake currently anticipates that it will, but it is not obligated to, call for redemption any Notes that remain outstanding following consummation of the tender offers.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes.  The tender offers are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

The complete terms and conditions of the tender offers are set forth in an Offer to Purchase and Consent Solicitation Statement that is being sent to holders of the Notes.  Holders are urged to read the tender offer documents carefully before making any decision with respect to the tender offers and consent solicitations.  Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent from the Information Agent and Depositary for the tender offers, Global Bondholder Services Corporation, at (212) 430-3774 (collect, for banks and brokers only) and (866) 952-2200 (toll free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations.  Questions regarding the tender offers and consent solicitations may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) and (212) 325-5912 (collect).

None of Chesapeake, the Dealer Manager and Solicitation Agent, the Information Agent and Depositary or any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation.

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.